Draft of 11/17/01

Execution Copy

MASTER AGREEMENT

BY AND AMONG

FREEPORT-McMoRan SULPHUR LLC,

K-Mc VENTURE I LLC,

K1 USA ENERGY PRODUCTION CORPORATION

AND

McMoRan EXPLORATION CO.

MAIN PASS BLOCK 299

MASTER AGREEMENT

This Master Agreement (the "Agreement") is dated as of October 22, 2002, by and among Freeport-McMoRan Sulphur LLC, a Delaware limited liability company ("FSC"), K1 USA Energy Production Corporation, a Delaware corporation and an indirect subsidiary of K1 Ventures Limited ("K1 USA"), K-Mc Venture I LLC, a Delaware limited liability company (the "Venture"), and McMoRan Exploration Co., a Delaware corporation ("MMR").

RECITALS

WHEREAS, FSC and K1 USA have agreed to establish a limited liability company, the Venture, and to make certain contributions relative to the purpose and formation of the Venture;

WHEREAS, FSC has agreed to convey certain assets to the Venture, including Lease OCS-G 12362, covering certain acreage in Main Pass Block 299 (the "Oil Lease") and the platforms located on and/or serving the Oil Lease (the "Oil Facilities," as further described below);

WHEREAS, K1 USA has agreed to provide or guaranty a $13 million loan to the Venture and to provide credit support for certain bonding requirements related to the Oil Facilities;

WHEREAS, as an inducement for K1 USA to enter the Venture, for K1 USA to provide or guaranty the $13 million loan and for K1 USA to provide credit support for certain bonding requirements related to the Oil Facilities, MMR, as the parent of FSC, has agreed to grant K1 USA certain warrants with respect to MMR common stock;

WHEREAS, FSC has agreed to grant the Venture the option (the "Option," as further described below) to acquire certain platforms, wells and facilities located on Lease OCS-G 9372 and any related permits (the "Alternate Use Facilities," as further described below);

WHEREAS, in the event the Option Closing occurs, K1 USA has agreed to provide credit support for certain bonding requirements related to the Alternate Use Facilities, and in connection therewith, MMR will grant K1 USA certain additional warrants with respect to MMR common stock; and

WHEREAS, the Parties have entered this Agreement in order to set forth their agreements respecting the formation of the Venture.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

I.  DEFINITIONS

1.1.

"Additions and Alterations" means any new constructions, additions, or alterations to or on the Oil Lease, the Oil Facilities, the Designated Pressure Maintenance Wells, and/or the Alternate Use Facilities (and, if applicable, the Sulphur Lease), as the case may be, following the applicable effective date of their respective conveyances to the Venture. "Additions and Alterations" shall not include any new constructions, additions, or alterations to or on the Oil Lease, the Oil Facilities, the Designated Pressure Maintenance Wells, and/or the Alternate Use Facilities (and the Sulphur Lease, if applicable), as the case may be, which constitute repairs, maintenance and replacements of any of the foregoing, which repairs, maintenance or replacements are for the purposes of preserving and maintaining the uses and operations of the Oil Lease, Oil Facilities, the Designated Pressure Maintenance Wells, and/or the Alternate Use Facilities (and the Sulphur Lease, if applicable), as they existed on the applicable effective dates of their respective conveyances to the Venture; and any expenditures incurred in connection with conducting such repairs, maintenance or replacements (including associated reclamation and abandonment in connection with conducting such repairs, maintenance or replacements) shall not be expenditures subject to the Reclamation Cap but the Abandonment Costs of such repairs, maintenance or replacements shall be subject to the Reclamation Cap.  (For purposes of this definition, "replacements" shall not include wells, pipelines, platforms and other significant new constructions.)

1.2.

"Alternate Use Businesses" means the use of the Alternate Use Facilities for (i) E&P Waste disposal; (ii) the receipt, storage, and redelivery of liquid hydrocarbons, compressed natural gas, and liquefied natural gas; and (iii) any other purpose that the MMS may permit.

1.3.

"Alternate Use Facilities" means Production Platform No. 1, Production Platform No. 2, the wells, bridges, and other facilities, pipelines, rights-of-way, and rights-of-use located on, serving, and/or interconnecting Production Platform No. 1 and Production Platform No. 2; the Storage and Loading Platform; and the Control Platform, all of which are located on the Sulphur Lease. The "Alternate Use Facilities" (as well as the "Oil Facilities" and the "Excluded Facilities") are shown on that plat attached as Exhibit M.

1.4.

"Closing" means the execution and delivery of the documents provided for in Section 8.2, and the payment or delivery of all consideration provided for herein to be delivered at Closing.

1.5.

"Designated Pressure Maintenance Wells" means the wells listed on Exhibit J, which are located on Production Platform No. 2, and which are used for the injection of water into the Caprock reservoir to provide pressure maintenance.

1.6.

 "E&P Waste" is described on Exhibit I.

1.7.

"Effective Date" means 7:00 a.m. on the date of Closing.

1.8.

"Excluded Facilities" means Bridges 1-9; the BS-1, BS-2, BS-3, BS-4, BS-5, and BS-6 Facilities; the Living Quarters Platform; and the Power Plant and its platform, all of which are located on the Sulphur Lease, and any and all wells, platforms, pipelines, cables, other facilities, equipment, rights-of-way, and rights-of-use associated with the Sulphur Lease not expressly included within the definition of  "Alternate Use Facilities." The "Excluded Facilities" do not include any of the "Alternate Use Facilities."

1.9.

"FSC Obligations" means:

(a)

all costs, expenses, liabilities, claims and obligations of any kind whatsoever concerning ownership of and operations ("Non-Abandonment Costs") on the Oil Lease, the Oil Facilities, and the Designated Pressure Maintenance Wells before the Effective Date;

(b)

Non-Abandonment Costs of the Alternate Use Facilities before the Option Closing Date, if the Option Closing occurs;

(c)

the costs to the Venture of reclamation and abandonment ("Abandonment Costs") of the Oil Lease, the Oil Facilities, and the Designated Pressure Maintenance Wells, as they exist on the Effective Date, in excess of the Reclamation Cap;

(d)

Abandonment Costs of  the Alternate Use Facilities, as they exist on the Effective Date, in excess of the Reclamation Cap, if the Option Closing occurs;

(e)

if the Option Closing does not occur, Abandonment Costs and Non-Abandonment Costs of the Alternate Use Facilities;

(f)

all Abandonment Costs and Non-Abandonment Costs of the Excluded Facilities (except for the costs associated with BS-2 provided herein); and

(g)

the Non-Abandonment Costs of Additions and Alterations to the Designated Pressure Maintenance Wells prior to the Option Closing Date, or thereafter if the Option Closing does not occur, unless such Additions and Alterations have been approved by the Venture;

(h)

The Abandonment Costs of Additions and Alterations to the Designated Pressure Maintenance Wells prior to the Option Closing Date, or thereafter if the Option Closing does not occur, unless such Additions and Alterations have been approved by the Venture;

provided, however, that (i) the foregoing is subject to the costs being borne by the Venture with respect to the provision of pressure maintenance and the operation of Platform BS-2 (“BS-2”) and the Alternate Use Facilities as provided herein; and (ii) with respect to items (g) and (h) above, FSC shall be responsible for all costs incurred to make such Additions and Alterations and FSC shall be responsible for all other Non-Abandonment Costs and/or Abandonment Costs associated with such Additions and Alterations only to the extent of any increase in the Non-Abandonment Costs and/or Abandonment Costs of the Designated Pressure Wells attributable, directly or indirectly, to such Additions and Alterations.

"FSC Obligations" expressly excludes Abandonment Costs of any Additions and Alterations to (i) the Oil Lease, the Oil Facilities, and the Designated Pressure Maintenance Wells, after the Effective Date, and (ii) the Alternate Use Facilities, after the Option Closing Date, if the Option Closing Occurs.

1.10.

"MMS" means the Minerals Management Service of the United States Department of the Interior.

1.11.

"Oil Facilities" means the platforms, wells, electrical cables, pipelines, rights-of-way, rights-of-use, and other facilities located on and/or serving the Oil Lease, including the FP Platform, the A Platform, and the B Platform.  "Oil Facilities" do not include the Alternate Use Facilities.

1.12.

"Option" means the option to acquire the Alternate Use Facilities, as provided to the Venture in Section 7.1.

1.13.

"Option Date" means the date that FSC receives written notice that the Venture has exercised the Option.

1.14.

"Parties" means FSC, K1 USA, the Venture, and MMR.

1.15.

"Reclamation Cap" means (i) if the Option Closing occurs, the Abandonment Costs to the Venture of the Oil Lease, the Oil Facilities, the Designated Pressure Maintenance Wells, and the Alternate Use Facilities as they existed on the Effective Date (after any repairs, maintenance or replacements made after the Effective Date excluded under the definition of "Additions and Alterations"), up to a total of $20 million; and (ii) if the Option Closing does not occur, the Abandonment Costs to the Venture of the Oil Lease, the Oil Facilities, and the Designated Pressure Maintenance Wells, as they existed on the Effective Date (after any repairs, maintenance or replacements made after the Effective Date excluded under the definition of "Additions and Alterations"), up to a total of $10 million.  In the event that the FP Platform is conveyed to Chevron pursuant to that certain Production Handling Agreement dated August 1, 1998 between Chevron and FSC (the "Production Handling Agreement"), the total in subsection (i) or (ii), whichever is applicable, reduces by $2 million.  If the FP Platform should be transferred to Chevron after the Venture has incurred Abandonment Costs subject to the Reclamation Cap, then FSC shall reimburse the Venture for the portion of such expenditures, excluding any such costs related to the reclamation and abandonment of the FP Platform, which exceed the Reclamation Cap as reduced by the $2 million reduction in the Reclamation Cap upon the transfer of the FP Platform to Chevron.  Abandonment Costs subject to the "Reclamation Cap" expressly exclude Abandonment Costs arising from any Additions and Alterations to the facilities referenced herein after the Effective Date, except to the extent those Additions and Alterations are made to the Alternate Use Facilities after the termination of the Option.

1.16.

"Sulphur Lease" means Sulphur and Salt Lease OCS-G 9372, covering certain acreage in Main Pass Block 299.

1.17.

"Venture Obligations" means:

(a)

Non-Abandonment Costs of the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells, from and after the Effective Date, except to the extent that any such costs, with respect to certain Additions and Alterations to the Designated Pressure Maintenance Wells, constitute FSC Obligations as set forth in Section 1.9.

(b)

Non-Abandonment Costs of the Alternate Use Facilities from and after the Option Closing Date, if the Option Closing occurs;

(c)

Abandonment Costs of the Oil Lease, the Oil Facilities, and the Designated Pressure Maintenance Wells, as they exist on the Effective Date, up to the Reclamation Cap;

(d)

Abandonment Costs of the Alternate Use Facilities, as they exist on the Effective Date, up to the Reclamation Cap, if the Option Closing occurs;

(e)

Abandonment Costs arising from any Additions and Alterations to the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells, from and after the Effective Date, except to the extent that any such costs, with respect to certain Additions and Alterations to the Designated Pressure Maintenance Wells, constitute FSC Obligations as set forth in Section 1.9; and

(f)

Abandonment Costs arising from any Additions and Alterations to the Alternate Use Facilities, from and after the Option Closing Date, if the Option Closing occurs;

provided, however, that the foregoing provisions are subject to those costs being borne by the Venture with respect to the provision of pressure maintenance and the operation of BS-2 and the Alternate Use Facilities as provided herein.

II.  FORMATION OF VENTURE; PURPOSE AND INTENT

2.1.

Formation.  In connection with the execution of this Agreement, FSC and K1 USA have formed the Venture. The Venture is owned in the following proportions: one-third (1/3) by FSC; two-thirds (2/3) by K1 USA.

2.2.

Purpose and Intent.  The Parties have formed the Venture for the following principal purposes: (i) to acquire, own and operate the Oil Lease and Oil Facilities; (ii) during the Option Period, to pursue necessary permits from the MMS for the injection of E&P Waste into the Main Pass salt dome; (iii) to evaluate the opportunities of and to market the potential for the Alternate Use Businesses; and (iv) if the Option Closing occurs, to acquire the Alternate Use Facilities (and, possibly, the Sulphur Lease) and to exploit all of the opportunities of the Alternate Use Businesses directly or through joint ventures or other agreements with third parties.

FSC will retain ownership of the Excluded Facilities, and FSC will, at its sole cost and expense, abandon, reclaim and remove the Excluded Facilities.  Neither K1 USA nor the Venture shall be responsible for any liabilities of any nature or kind associated with, arising out of or related to the Excluded Facilities, including, without limitation, the ownership, use, or operation of the Excluded Facilities except as provided herein with respect to BS-2.  One of the Excluded Facilities is BS-2 from which FSC produces brine, and such brine production maintains the Sulphur Lease.  BS-2 will be operated at the Venture's sole cost and expense and the brine will be utilized for the benefit of the Venture. Notwithstanding the foregoing sentence, (i) if the costs of maintaining such brine production become material, the Venture shall have the right to approve such costs, and (ii) the Venture shall not be liable for, and FSC shall remain liable for, any and all costs and expenses associated with ownership of BS-2 and any and all cost and expense of operating BS-2 arising from the gross negligence or willful misconduct of FSC. BS-2 shall be operated in a good and workmanlike manner and in compliance with the requirements of all applicable laws, rules, regulations and ordinances of any governmental authority having jurisdiction over FSC or BS-2.  FSC's abandonment of BS-2 will be deferred until after alternative arrangements for holding the Sulphur Lease have been established by the Venture in its sole discretion and if, and only if, the Venture determines, following the Option Closing Date, that the Sulphur Lease shall be maintained, provided that FSC shall have no obligation to replace BS-2 or drill any replacement brine well.  Abandonment, reclamation, and removal of BS-2 remains the sole obligation of FSC.  FSC shall use good faith efforts to maintain brine production from BS-2, and the well associated therewith, sufficient to maintain the Sulphur Lease, or, absent brine production sufficient to maintain the Sulphur Lease, to obtain an appropriate agreement (such as, but not limited to, a right-of-use and easement) from the MMS covering the Alternate Use Facilities which would allow the Venture, if the Option were exercised, to pursue the uses of  the Alternate Use Facilities as herein contemplated.   FSC has entered into a contract with Offshore Specialty Fabricators, Inc ("OSFI") for the near-term abandonment of the Excluded Facilities, and field abandonment has commenced.

FSC and K1 USA will continue to evaluate the appropriateness of hedging a portion of the oil to be produced from the Oil Lease and shall jointly agree to engage in any hedging activity, if any, in good faith.

2.3.

As partial consideration for the commitment of MMR with respect to the Second Warrant as provided for in Section 7.2(d), K1 USA agrees to lend the Venture up to an additional $1 million (the "Additional Loan") for purposes of allowing the Venture to fund certain costs incurred during the 12 month period following Closing or during the period through the Option Closing Date, whichever is earlier (the "One Year Period") related to development of the Alternate Use Businesses, including but not limited to costs incurred in permitting for E&P Waste disposal, evaluating the opportunities for the Alternate Use Businesses, and in marketing the Alternate Use Facilities and for holding the Alternate Use Facilities prior to engaging in the Alternate Use Businesses.  FSC shall provide information respecting such development and the anticipated costs thereof and shall consult fully with K1 USA regarding all such matters, on at least a quarterly basis.  The Venture shall pay or reimburse FSC for all reasonable costs incurred for development of the Alternate Use Businesses during the One Year Period, up to the Additional Loan Amount.  FSC shall not be required to reimburse the Venture or K1 USA for monies that the Venture pays directly or to FSC respecting development of the Alternate Use Businesses, regardless of whether or not the Venture exercises the Option.  However, the Venture shall repay K1 USA for any advances under the Additional Loan, with interest being calculated at K1 USA's cost of borrowing for such Additional Loan, following payment in full of the Revolving Loan (provided that such borrowing costs, on an unsecured basis, shall not exceed the Bank of America's then prime plus 1%).  From a cash management standpoint, the Venture shall use cash on hand first and availability under the Revolving Loan second, without diminution of K1 USA's obligation to advance funds under the Additional Loan for the purposes described in this Section 2.3. The Venture shall manage its cash flows in such a manner as to minimize its borrowings on the Additional Loan.

           Following the One Year Period and irrespective of whether the Additional Loan has been fully funded, if the Option Closing has occurred, all matters concerning the development of the Alternate Use Businesses and the Alternate Use Facilities shall be subject to the procedures for budgeting and approval as specified in the LLC Agreement attached as Exhibit H.

            To the extent of any conflict between the provisions of this Section 2.3 and Section 7.1 of this Agreement, the provisions of Section 2.3 shall control.

III.  CONTRIBUTIONS BY FSC

3.1.

Contributions by FSC.

(a)

At Closing, FSC shall assign and the Venture shall accept all of FSC's right, title and interest in the Oil Lease and the Oil Facilities, and FSC shall assign and the Venture shall assume all of FSC’s rights and obligations under those contracts assigned pursuant to that certain Assignment and Assumption of Contracts in substantially the form attached as Exhibit D.

(b)

Excluded from this transfer is any oil which was produced from the Oil Lease prior to the Effective Date. FSC shall be entitled to the proceeds from the sale of this oil. The oil shall be quantified as of the Effective Date and shall be deemed sold on a FIFO basis. FSC shall be responsible for all expenses, costs, taxes and royalties with respect to this oil, including the net profits royalty due Chevron.  FSC shall also be responsible for any liabilities, damages, expenses and costs incurred after the Effective Date with respect to the disposition of this oil, including the costs of transportation, and shall indemnify the Venture and K1

USA with respect to any liabilities, damages, expenses and costs arising from such oil.

(c)

FSC specifically retains, under those contracts and rights assigned to the Venture hereunder, any and all rights or claims that arose prior to the Effective Date or relate to the period prior to the Effective Date.  The foregoing shall not be deemed to alter the definition of "FSC Obligations".

IV.  CONTRIBUTIONS BY K1 USA

4.1.

Contributions by K1 USA:

(a)

At Closing, Bank of America, N.A., or any other major U.S. bank shall loan to K1 USA a $13 million revolving credit facility as to which K1 USA shall provide the credit support (the “Revolving Loan”) and then K1 USA shall make loans that it receives under the Revolving Loan to the Venture pursuant to the terms hereof.  As of the Closing, K1 USA shall also guaranty the $13 million total that the Venture is obligated to pay FSC and shall secure this guaranty, as further described at Section 4.1(b) below.

           Borrowings under the Revolving Loan shall bear interest at a rate equivalent to K1 USA's costs of borrowing from such major U.S. banks from which it receives the Revolving Loan and shall have customary loan covenants reflecting the K1 USA credit support (provided that such borrowing costs, on an unsecured basis, shall not exceed the Bank of America's then prime plus 1%).  The Revolving Loan shall permit actual borrowings and Letters of Credit to be issued thereunder.

All proceeds of oil production from the Oil Lease net of costs and expenses of the Venture's oil operations including insurance and administrative and other costs approved by the venturers shall be applied to repay borrowings under the Revolving Loan and the Additional Loan and thereafter to establish a sinking fund for anticipated reclamation and abandonment costs, all as provided in the LLC Agreement.  The Venture shall manage its cash flows in such a manner as to minimize its borrowings on the Revolving Loan.

           The parties have targeted reductions in availability under the Revolving Loan of $4 million after the first year, $3 million after each of the second and third years, $2 million after the fourth year and $1 million at the end of the fifth year.  The actual reductions in availability under the Revolving Loan will be determined by the venturers based upon expenditure and commitment decisions approved by the venturers and actual net revenues of the Oil Lease.

(b)

At Closing, the Venture shall deliver to FSC a $13 million letter of credit drawn under the Revolving Loan (the "LOC") in favor of FSC.  The LOC shall provide funding for the $13 million the Venture is obligated to pay FSC.  FSC shall be permitted to draw on the LOC to fund payments (including reimbursements) for amounts required solely for reclamation and abandonment of the Excluded Facilities including FSC's payments to OSFI under the OSFI Contract.  FSC shall provide the Venture and K1 USA three days notice of drawings under the LOC.  Amounts drawn under the LOC will result in a corresponding reduction to the $13 million  LOC amount.

            At K1 USA's option, in lieu of the LOC specified above, K1 USA may pledge to FSC certificates of deposit with the bank providing the Revolving Loan in the aggregate amount which would have been available under the LOC as specified above, and which permit FSC to obtain the drawing of funds as specified above.  The pledge arrangements shall be mutually satisfactory to FSC and K1 USA in their reasonable discretion.  After the FSC notice to the Venture as provided herein, the Venture shall make payments to FSC and at such time FSC shall release its pledge with respect to a corresponding amount of the pledged certificates of deposit and the released certificates of deposit will be pledged under the Revolving Loan such that the total amount in certificates of deposit pledged by K1 USA to both FSC and to secure the Revolving Loan would be limited to $13 million.  Amounts available to the Venture under the Revolving Loans reduced by the amount of any certificates of deposit then pledged to FSC, would be as specified herein.  K1 USA would be entitled to any interest earned on such certificates of deposit.

(c)

At Closing, K1 USA shall provide all required credit support for a bond in form and from an issuer acceptable to the MMS, pursuant to which K1 USA's obligation is limited to $10 million, which bond shall be for the purposes of satisfying MMS bonding requirements relative to reclamation and abandonment costs of the Oil Facilities and the Designated Pressure Maintenance Wells, consistent with the Reclamation Cap.  K1 USA agrees to maintain such credit support until such time as the bond is released by the MMS following final reclamation of the Oil Facilities and the Designated Pressure Maintenance Wells.  In the event that the MMS reduces the bonding obligation in connection with the final and approved abandonment of any of these facilities, K1 USA may reduce its credit support accordingly.  In addition, K1 USA shall be entitled to reduce its credit support by a total of $2 million upon the transfer of the FP Platform to Chevron.

(d)

From and after Closing, K1 USA shall promptly advance the sums as and when requested as specified in Section 2.3 respecting the Additional Loan.

(e)

On the Option Closing Date, K1 USA will have further obligation to provide and maintain additional credit support as provided in Section 7.2(c).

V.    GRANT OF WARRANT RIGHTS BY MMR TO K1 USA

5.1.

Grant of Warrant Rights.  At Closing, MMR shall grant K1 USA warrants to acquire 1,742,424 shares of MMR common stock, at a price of $5.25 per share.  These warrants shall expire five (5) years from the Effective Date.

VI.    PRESSURE MAINTENANCE SERVICES

6.1.

Pressure Maintenance Services.  Oil production from the Oil Lease is benefited by the injection of water into the Caprock reservoir by way of the Designated Pressure Maintenance Wells and other wells located on the Alternate Use Facilities.  FSC hereby agrees that the pressure maintenance operations through the Alternate Use Facilities will be continued as currently operated; provided, however, that FSC agrees that such operations shall be conducted in a good and workmanlike manner and in compliance with the requirements of all applicable laws, rules, regulations and ordinances of any governmental authority having jurisdiction over FSC, the Alternate Use Facilities or the pressure maintenance operations.  The costs of providing pressure maintenance through these facilities and the wells located thereon will be for the account of the Venture following the Effective Date, consistent with such operations as they currently exist, and FSC shall consult fully with K1 USA regarding any alterations, additions or constructions associated with such pressure maintenance services; provided, however, that, for the period of time prior to the Option Closing Date, if the Option is exercised, and for all periods of time if the Option is not exercised, the Venture shall not be liable for, and FSC shall remain liable for, any and all costs and expenses associated with ownership of the Alternate Use Facilities (including without limitation the Designated Pressure Maintenance Wells except with respect to Abandonment Costs which are separately provided herein) and any and all cost and expense of pressure maintenance operations arising from the gross negligence or willful misconduct of FSC.  Should the Option Closing not occur, and the Alternate Use Facilities are thereafter deployed for purposes of alternate uses, the costs associated with providing pressure maintenance for the Oil Lease will be calculated by K1 USA and FSC on an equitable basis in good faith.  In the event that FSC were to transfer the Alternate Use Facilities associated with such pressure maintenance to a third party, such transfer would be conditioned on a continued provision of pressure maintenance for the benefit of the Oil Lease on a fair and equitable cost-sharing basis; or, in the alternative, allow the Venture access to and the ability to continue water injection through the Designated Pressure Maintenance Wells at its sole cost and expense.  At the Venture's election, FSC's obligation to provide pressure maintenance service may be terminated but such election shall not affect the Venture's obligations with respect to costs incurred prior thereto and abandonment of the Designated Pressure Maintenance Wells (as provided herein) as and when such wells are abandoned subject to the Reclamation Cap.  Absent agreement otherwise, pressure will continue to be maintained in the Caprock reservoir within the historic parameters established by FSC.  In the event that the Option Closing occurs and the Venture acquires the Alternate Use Facilities, the Venture will assume responsibility for the pressure maintenance services, as described herein, from the Option Closing Date.  All liabilities associated with the Designated Pressure Maintenance Wells, prior to the Option Closing Date, and after the Option expires, shall remain with FSC except as provided above.

VII.    OPTION TO ACQUIRE ALTERNATE USE FACILITIES,
ADDITIONAL OBLIGATIONS, ADDITIONAL WARRANTS

7.1.

Option to Acquire Alternate Use Facilities.  For a period of one (1) year following the Effective Date or such shorter period as determined by the Venture (the "Option Period"), the Venture shall be entitled to acquire the Alternate Use Facilities in their condition as of the Option Closing Date and any and all permits related thereto, through an Assignment of Alternate Use Facilities, with a full warranty of title as to the Alternate Use Facilities, containing a mutually satisfactory agreement with respect to representations and warranties, in substantially the form attached as Exhibit K.  As between K1 USA and FSC, K1 USA alone shall have the right to determine whether and when the Venture exercises or terminates the Option. During the Option Period and as consideration for the grant of the Option, the Venture will be responsible for, and pay, all expenses for pursuing the permits for and marketing the Alternate Use Facilities for alternate uses (as described in Section 2.3) and following receipt of the MMS permits for E&P Waste disposal, development of the Alternate Use Facilities for E&P Waste disposal, all as determined by the Venture, in its sole discretion.  During the Option Period, the Venture shall not be liable for, and FSC shall remain liable for, any and all costs and expenses associated with ownership of the Alternate Use Facilities and, with respect to any costs of operation of the Alternate Use Facilities incurred in connection with the development thereof for which the Venture is liable pursuant to the preceding sentence, any and all cost and expense of such operations arising from the gross negligence or willful misconduct of FSC.  During the Option Period, FSC agrees that operation of the Alternate Use Facilities shall be conducted in a good and workmanlike manner and in compliance with the requirements of all applicable laws, rules, regulations and ordinances of any governmental authority having jurisdiction over FSC or the Alternate Use Facilities.  The Venture shall not be entitled to reimbursement from any Party for any such costs that it paid during the Option Period, notwithstanding that the Option Closing may not have occurred. During the Option Period, the Venture (i) shall have access to the Alternate Use Facilities for purposes of conducting any due diligence it or its members desire and (ii) shall have full access to FSC's books, records and personnel relating to the Alternate Use Facilities.

               To the extent of any conflict between the provisions of this Section 7.1 and Section 2.3 of this   Agreement, the provisions of Section 2.3 shall control.

7.2.

Obligations Following Exercise of Option.  In the event that the Venture exercises the Option:

(a)

FSC shall convey the Alternate Use Facilities to the Venture by assignment in form and substance as provided in Section 7.1, promptly following the receipt of written notice of the exercise (with the date of this conveyance being deemed the "Option Closing Date");

(b)

The Venture shall assume the reclamation and abandonment of the Alternate Use Facilities, as limited by the Reclamation Cap;

(c)

As of the Option Closing Date, K1 USA's obligation to provide and maintain credit support increases to the level of the Reclamation Cap, as increased under in Section 1.15, until such time as the MMS releases the bond covering the Oil Facilities, the Designated Pressure Maintenance Wells, and the Alternate Use Facilities following the final reclamation of these facilities.  In the event that the MMS reduces the bonding obligation in connection with the final and approved abandonment of any of these facilities, K1 USA may reduce its credit support dollar for dollar accordingly.  In addition, K1 USA shall be entitled to reduce its credit support by a total of $2 million upon the transfer of the FP Platform to Chevron pursuant to the Production Handling Agreement;

(d)

On the Option Closing Date and upon K1 USA's providing the credit support described in Section 7.2(c) above, MMR shall issue to K1 USA a second warrant (the "Second Warrant") to acquire 757,576 shares of MMR common stock, at a price of $5.25 per share, in substantially the same form as Exhibit E;

(e)

In the event that the Venture exercises the Option, the provisions herein relating to pressure maintenance for the Oil Lease from the Alternate Use Facilities, as described in Section 6.1, shall no longer apply following the Option Closing Date; and

(f)

The Venture shall have the right to acquire the Sulphur Lease upon delivery of written notice to FSC within one (1) year following the Option Closing Date.  The Venture shall pay no additional consideration for the Sulphur Lease, and FSC and the Venture shall execute an assignment of the Sulphur Lease with representations and warranties consistent with the purposes of this Agreement.  In the event that the Venture does not acquire the Sulphur Lease, FSC will hold the Sulphur Lease for the benefit and use of the Venture and will not assign, transfer or encumber the Sulphur Lease to a third party so long as the Venture owns the Alternate Use Facilities and FSC shall retain responsibility of all obligations and liabilities under the Sulphur Lease, other than the costs of maintaining the Sulphur Lease as provided herein and such other costs related thereto not expressly to be borne by the Venture.

7.3.

Election to Exercise Prior to Closing.  If, prior to Closing, the Venture elects to exercise the Option, then the Option Closing Date, as described in Section 7.2, shall occur contemporaneously with the Closing described in Section 8.2.

7.4.

Right to Insurance Proceeds.  If an event covered by the Offshore Property and/or Operator’s Extra Expense insurance policies maintained by FSC on the Alternative Use Facilities occurs during the time between the Effective Date and the Option Closing Date, then on the Option Closing Date and subject to such closing occurring, FSC shall pay over to the Venture or assign the right to if not yet received, all insurance proceeds under the coverage provided by such policies with respect to such event or events less any and all cost and/or expenses incurred by FSC as a result of the covered event including but not limited to sue and labour, evacuation, clean-up, mitigation of loss or damage, debris removal, repair and/or replacement of damaged property, wells or equipment.

VIII.  CONDITIONS TO CLOSING; CLOSING; TERMINATION

8.1.

Mutual Conditions to Closing.  The respective obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Date of the following conditions:

(a)

The Venture having qualified with the MMS to hold the Oil Lease and having obtained all bonds that the MMS requires, including supplemental bonds, for the Oil Lease and Oil Facilities, and, in the event that the Option is exercised prior to Closing, the Venture having qualified with the MMS to own the Alternate Use Facilities and having obtained all bonds that the MMS requires, including supplemental bonds, for the Alternate Use Facilities;

(b)

Chevron USA having consented to the transfer of the Oil Lease to the Venture, and the Parties obtaining any and all consents, approvals, orders, permits or other authorizations, required by all applicable laws, regulations, orders and contracts which are assumed with respect to the Oil Lease and the Oil Facilities (and in the event the Option is exercised prior to Closing, with respect to the Alternate Use Facilities), and the execution, delivery and performance of the Agreement and the agreements contemplated hereby, except those approvals or consents customarily obtained after Closing;

(c)

No litigation or other proceeding shall be pending or to the knowledge of the Parties threatened, and no preliminary or permanent injunction or other order issued by a court of competent jurisdiction or by any governmental authority, and no regulation or order promulgated or enacted by any governmental authority shall be in effect which would or seeks to prevent or materially restrict the consummation of the transactions contemplated hereby; and

(d)

Each Party having satisfied all of its other obligations hereunder, including the execution and/or delivery of the documents and items specified to be delivered at Closing.

8.2.

Conditions to the Obligations of K1 USA.  Each and every obligation of K1 USA under this Agreement shall be subject to the satisfaction (unless waived) on or before the Effective Date of the following:

(a)

The representations and warranties of FSC and MMR contained in Sections 9.1 and 9.3 and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, FSC or MMR, to K1 USA shall be true and correct in all material respects when made and on the Effective Date as though then made.  FSC and MMR shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them, if any, prior to the Effective Date. K1 USA shall have received officers' certificates, dated the Effective Date, of FSC and MMR certifying to the foregoing, in a form reasonably satisfactory to K1 USA.

(b)

There shall have been no material adverse change since the date of this Agreement with respect to the Oil Lease, the Oil Facilities, the Designated Pressure Maintenance Wells, the Alternate Use Facilities or the assumed contracts or with respect to the business, operations, liabilities or condition (financial or otherwise) of FSC or MMR.  K1 USA shall have received officers' certificates (which shall be addressed to K1 USA), dated the Effective Date, of  FSC and MMR certifying to the foregoing, in a form reasonably satisfactory to K1 USA.

(c)

The receipt, by K1 USA, of an engineering report from a qualified environmental engineering firm confirming (a) the accuracy, to the extent such consultant deems the accuracy thereof material, of the matters set forth in Section 9.1(m) and other environmentally related representations in Section 9.1 without regard to any limitation based on knowledge contained in Section 9.1(m) and other environmentally related representations in Section 9.1, and (b) that the matters set forth in Section 9.1(f), Section 9.1(m)(iv), and Section 9.1(m)(v) of Exhibit L will not materially affect the ownership, operation, or use of the Oil Lease, the Oil Facilities, or the Designated Pressure Maintenance Wells.  In addition, the receipt by K1 USA of confirmation by a qualified petroleum engineer that (a) the conditions which resulted in the actual oil production from the Oil Lease in calendar year 2002 to be less than projected in the Reserve Report resulted from (i) delay in reestablishing gas lift operations and (ii) production interruptions, and (b) it is reasonable to assume that, once the gas lift operations return, the production curve from the Oil Lease will approximate the projections in the Reserve Report.  K1 USA agrees to retain and pay for such consultants, and to instruct such consultants to conclude their reports as promptly as practicable.

8.3.

Closing.  Closing shall occur on or before November 30, 2002 or as soon thereafter as practicable.  At Closing, the Parties shall execute the following documents:

(a)

an Assignment of Oil Lease in substantially the form attached as Exhibit A;

(b)

an Assignment of Rights-of-Way in substantially the form attached as Exhibit B;

(c)

an Assignment of FP Platform in substantially the form attached as Exhibit C;

(d)

an Assignment and Assumption of Contracts in substantially the form attached as Exhibit D;

(e)

Revolving Loan and Additional Loan documentation;

(f)

the Warrant to Purchase Shares of Common Stock of McMoRan Exploration Co. in substantially the form attached as Exhibit E;

(g)

a Registration Rights Agreement in substantially the form attached as Exhibit G;

(h)

a Limited Liability Company Agreement in substantially the form attached as Exhibit H;

(i)

a Contract Operating Agreement in form and substance satisfactory to the Parties; and

(j)

any and all other documents necessary to complete this transaction.

8.4.

Termination.  This Agreement may be terminated (i) at any time, prior to Closing, by mutual agreement of the Parties; (ii) by either MMR or K1 USA, if the Board of either of such Parties fails to approve this Agreement within ten (10) business days of its execution; or (iii) by either FSC or K1 USA, if the Closing has not occurred by December 15, 2002, provided that no Party may terminate this Agreement pursuant to this clause if the nonoccurrence of the Closing is attributable to a breach of this Agreement by such Party or its affiliate (and the non-breaching Party may, at its option, enforce its rights against such breaching Party and any remedies against such Party).

IX.  REPRESENTATIONS AND WARRANTIES

9.1.

Representations and Warranties of FSC.  FSC represents and warrants that:

(a)

it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the requisite authority to own, lease and operate the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells and is duly qualified with the MMS to own and operate the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells;

(b)

it is duly qualified to conduct business and is in good standing in the State of Louisiana;

(c)

it has the power, authority and legal right to execute, deliver and perform this Agreement and all other agreements contemplated hereby (as used in any representation and warranty in this Agreement, the phrase “all other agreements contemplated hereby” shall refer only to the agreements being executed by the party providing the representation and warranty) and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize its execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby;

(d)

this Agreement and all other agreements contemplated hereby have been duly executed and delivered by FSC, and this Agreement and all other agreements contemplated hereby constitute the legally valid and binding obligation of FSC, enforceable against FSC in accordance with its terms;

(e)

the execution, delivery and performance of this Agreement and all other agreements contemplated hereby will not violate, conflict with or result in a default under or result in the creation of any liens or other encumbrances upon the Oil Lease, the Oil Facilities or the Designated Pressure Maintenance Wells pursuant to or require any authorization, consent, approval or other action pursuant to any provision of any existing law or regulation binding on FSC, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on FSC, or the charter documents of FSC or any contract or other agreement, instrument or undertaking to which FSC is a party or by which FSC or any of their assets may be bound;

(f)

Except as set forth on Exhibit L, there are no suits, actions, claims, investigations, audits (other than audits for royalties conducted in the ordinary course of business), orders or any legal, administrative or arbitration proceedings, threatened or pending affecting or pertaining to the Oil Lease, the Oil Facilities or the Designated Pressure Maintenance Wells, and no event has occurred or circumstance exists that could be expected to give rise to such a suit, action, claim, investigation, audits, order or proceeding;

(g)

Except as set forth on Exhibit L hereto, FSC does not have any indebtedness, obligation or liability whatsoever (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to FSC, whether due or to become due) arising out of transactions entered into at or prior to the Effective Date relating to the Oil Lease, Oil Facilities and the Designated Pressure Maintenance Wells other than accounts payable incurred with respect to its normal operations and for obligations with respect to contracts listed on exhibits hereto.  Since October 31, 2001, there has not been any material adverse change in the operations or financial condition of the Oil Lease, Oil Facilities, and the Designated Pressure Maintenance Wells, and no event has occurred and, to FSC’s knowledge, no circumstance exists that is expected to result in such a material adverse change other than with respect to changes in oil markets or to general domestic or international economic conditions.

(h)

FSC or MMR has timely filed any tax returns required to be filed with respect to the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells prior to the Closing Date.  Any such tax returns were correct and complete in all respects, and accurately reflect all liability for such taxes due with respect to such leases and facilities. All such taxes and tax liabilities prior to the Effective Date have been timely paid and FSC has no liability, absolute or contingent, for the payment of any tax under any applicable federal, state or local laws.

(i)

Exhibit L attached hereto contains a complete and accurate summary description of all policies of property, fire and casualty, general liability, environmental, workers compensation and other forms of insurance owned or held by FSC as it relates to the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells.  FSC has not received any notice of cancellation of any policy described in such Exhibit or refusal of coverage thereunder. With respect to each such policy listed on such Exhibit:  (a) the policy is legal, valid, binding, enforceable, and in full force and effect, (b) the policy will continue to be legal, valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (c) neither FSC nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which could constitute such a breach or default or permit termination, modification, or acceleration under the policy. The Oil Lease, Oil Facilities and the Designated Pressure Maintenance Wells have been, and will be through the Effective Date, covered by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during this period. Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of FSC with its insurers or in the premiums payable pursuant to such policies.  As of the Effective Date, there are no delinquent premiums associated with these policies.  Currently, the insured values and the excess liability limits are under review by FSC for potential cost savings.

(j)

Disclosure.  Neither this Agreement nor any of the contracts, exhibits, attachments, written statements, documents or certificates supplied to K1 USA by FSC with respect to the transactions contemplated hereby, contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading in light of the circumstances under which they were made.  FSC has made available to K1 USA or its respective representatives, all information relating to the Oil Lease, Oil Facilities and the Designated Pressure Maintenance Wells, and the transactions contemplated by this Agreement.  (Any contracts, exhibits, attachments, written statements, documents, certifications, reports, or information delivered to or made available to K1 Ventures Limited hereunder shall also be deemed to have been delivered or made available to K1 USA.)

(k)

Permits; Governmental and Other Approvals.  Except for the requirement of the MMS for a supplemental bond covering the Oil Lease, the Oil Facilities and the Alternate Use Facilities (which requirement has been waived by the MMS through January 15, 2003), FSC has, and as of the Effective Date FSC will have, such licenses, permits, consents, orders, approvals and other authorizations necessary for the conduct of its business relating to the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells as now being conducted and proposed to be conducted by or on behalf of, or for the benefit of, the Venture, including without limitation the ownership, use and operation of the Designated Pressure Maintenance Wells, except where the failure to have any such license, permit, consent, order, approval or other authorization has not had and will not have a material adverse effect on the ownership, operation or use of such lease or facilities.  Except for the MMS’ approval of the assignment of the Oil Lease, the pipeline rights-of-way described in Exhibit B hereto and the FP Platform right-of-use and easement and the pending Revised Development Operations Coordination Document (DOCD) currently under review by the MMS as set forth on Exhibit L, no approval, consent, authorization or other order of, and no designation, filing, registration, qualification or recording with any governmental authority, domestic or foreign, is required for FSC’s performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, including the ownership and operation of the Oil Lease, Oil Facilities and the Designated Pressure Maintenance Wells, by or for the Venture.

(l)

Properties; Liens and Encumbrances.  FSC has good and marketable title to the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells free and clear of any Encumbrance (as hereinafter defined), except for Permitted Encumbrances (as hereinafter defined).  As used herein, “Encumbrance” shall mean any mortgage, lien, security interest, pledge, financing statement, preferential purchase right, consent to assign and claim to an interest in the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells.  For the purposes hereof, “Permitted Encumbrances” shall mean and include:

(i)

Encumbrances for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accruals as shall be required by GAAP shall have been made therefor;

(ii)

any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of oil and gas or other mineral properties or for the purpose of developing, producing or processing oil, gas or other hydrocarbons or minerals therefrom or therein securing payment of expenses not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accruals as shall be required by GAAP shall have been made therefor, and (B) materialman’s, vendors’, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens or charges for liquidated amounts arising in the ordinary course of business securing payment of amounts not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accruals as shall be required by GAAP shall have been made therefor;

(iii)

any liens or security interests created by law or reserved in oil and gas or other mineral leases for lessor royalty, bonus or rental payments not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefor;

(iv)

preferential rights to purchase or similar rights not applicable to the transactions contemplated hereby;

(v)

third party consents to assignment or similar consent rights of third parties not required for nor applicable to the transactions contemplated hereby;

(vi)

all rights to consent by, required notices to, filings with, or other actions by the MMS in connection with the sale or conveyance of the Oil Lease, and the Oil Facilities to the extent that such consents, notices, filings or other actions are customarily made, obtained or taken following, and not prior to, any such sale or conveyance; and

(vii)

the Encumbrances described in Exhibit L hereto.

(m)

Environmental, Conservation, and Safety Matters.  With respect to the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells:

(i)

Except as set forth on Exhibit L, FSC has in effect all federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Operating Permits”) required under applicable statutes, laws, ordinances, rules, orders and regulations which are administered, interpreted or enforced by the U.S. Environmental Protection Agency, Minerals Management Service, U.S. Coast Guard or other federal, state and local agencies with jurisdiction over protection of natural resources or the environment, or the exploration, development, and production of oil and gas properties (collectively, “Environmental, Conservation or Safety Laws”) necessary for it to carry on its business as now conducted, and FSC is now, and has been, except as set forth in Exhibit L, in material compliance with such Operating Permits.  FSC has no knowledge of any facts or events which could prevent the transfer or reissuance of all necessary and required Operating Permits to the Venture if required for the ownership, use or operation of such leases and facilities.

(ii)

Except as set forth on Exhibit L, to the knowledge of FSC, FSC is, and has been, in material compliance with all applicable Environmental, Conservation or Safety Laws in all material respects and FSC is not subject to any liability, penalty or expense (including legal fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental, Conservation or Safety Law occurring prior to the consummation of the transactions contemplated by this Agreement, any activity regulated by such laws and conducted at or prior to the Effective Date or any regulated condition existing on or with respect to any such leases or facilities at or prior to the Effective Date, in each case whether or not FSC permitted or participated in such act or omission.

(iii)

There is no suit, claim, action, proceeding, investigation or inquiry pending or, to the knowledge of FSC, except as set forth in Exhibit L, threatened before any court, governmental agency or authority or other forum in which FSC has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant or respondent (A) for alleged noncompliance (including by any predecessor) with any Environmental, Conservation or Safety Law or (B) relating to the release or threatened release into the environment of any Hazardous Material (as hereinafter defined), asbestos, naturally occurring radioactive materials (as defined by Louisiana Administrative Code LAC 33:XV.1403), polychlorinated biphenyls or petroleum, including crude oil or any fraction or product thereof (such materials, together with Hazardous Materials, collectively, “Regulated Materials”), whether or not occurring at, on, under or involving the Oil Lease, the Oil Facilities or the Designated Pressure Maintenance Wells.  “Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 6901 et seq., as amended (“CERCLA”), oil within the meaning of the Oil Pollution Act of 1990, 33 U.S.C.  Sections 2701 through 2761, or any similar state or local law.

(iv)

Except as shown on Exhibit L, there are no physical or environmental conditions existing on any of the leases or facilities that are the subject of this Agreement, whether leased or operated by FSC or resulting from FSC’s operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any application Environmental, Conservation or Safety Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil facilities.

(v)

Except as set forth on Exhibit L, during the period of ownership or operation by FSC of the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells, there have been no underground storage tanks (whether currently active or not) and no polychlorinated biphenyls in transformers or other electrical equipment and there have been no releases of Regulated Materials in, on, under or affecting such properties or from any such properties onto any surrounding site, except in each case for those which individually or in the aggregate have not had and cannot be reasonably expected to have a FSC material adverse effect.  Prior to the period of ownership or operation by FSC of any of its current properties, to the knowledge of FSC, there were no releases of Regulated Materials in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate have not had, and cannot be reasonably expected to have, a material adverse effect.

(vi)

FSC has not treated, stored, recycled or disposed of, or allowed or arranged for any third person to treat, store, recycle or dispose of, any Regulated Material other than in accordance with applicable law.  To the knowledge of FSC, FSC has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against FSC for cleanup costs, remedial action, damages to natural resources, or to other property or for personal injury including claims under CERCLA.  The Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells are neither listed nor known to FSC as being proposed for listing on the National Priorities List pursuant to CERCLA, or is subject to any other federal, state or local law or regulation requiring remedial investigation or cleanup.

(vii)

FSC has made available to K1 USA true, correct and complete copies of all reports and filings made or filed by FSC pursuant to the Occupational Safety and Health Act, or pursuant to worker health and safety regulations enforced by the Minerals Management Service or the U.S. Coast Guard.  Except as set forth on Exhibit L, FSC has not violated in any material respect or failed to comply in any material respect with, or been subject of any written allegation regarding worker health and safety by the Occupational Safety and Health Administration, the Minerals Management Services or Coast Guard, or violated or, failed to comply with the worker health and safety rules or regulations promulgated by those agencies.

(n)

Mineral Interests.

(i)

The lease described in the Assignment of Oil Lease (Exhibit A hereto), the pipeline rights-of-way described in the Assignment of Rights-of-Way (Exhibit B hereto), the right-of-use and easement described in the Assignment and Assumption Agreement of FP Platform (Main Pass 299) (Exhibit C hereto) and the wells listed on Exhibit J hereto are all of the oil, gas and/or mineral leases, wells, pipeline rights-of-way and rights-of-use and easement held by FSC or in which FSC owns any interest comprising a part of the Oil Lease, the Oil Facilities and the Designated Pressure Maintenance Wells (collectively, the “Mineral Interests”).  FSC has good and marketable title to the Mineral Interests, free and clear of any Encumbrance other than Permitted Encumbrances.  The ownership interests of FSC in the Mineral Interests does and will, with respect to the Oil Lease and the oil wells located on the Oil Lease, (1) entitle FSC to receive a decimal or percentage share of the substances produced from, or allocated to, such Oil Lease or wells equal to 83.33333% less the overriding royalty interest/production payment created by that certain assignment identified as item 4 on Exhibit A to the Assignment and Assumption Agreement (Contracts) attached hereto as Exhibit D, (2) cause FSC to be obligated to bear 100% of the cost of exploration, development, operation and abandonment of such Oil Lease or wells.  None of the Mineral Interests are subject to, or included within any unit or units.  The above-described shares of production which FSC is entitled to receive and shares of expenses which FSC is obligated to bear are not and will not be subject to change, except, and only to the extent that, such changes, if any, are the result of any of the contracts and agreements identified on Exhibit A to the Assignment and Assumption Agreement (Contracts) attached hereto as Exhibit D (collectively, the “Contracts”).  None of the wells located on the Oil Lease is subject to any judgment, ruling, decree, order, statute, rule or regulation currently requiring FSC to plug and abandon such well prior to the time specified in existing regulations.

(ii)

The Contracts (except for that certain Revenue Deficiency Agreement dated June 4, 1990, between Freeport-McMoRan Resource Partners, L.P., and Chevron Pipeline Company) and all other material contracts, agreements, leases, licenses, easements, rights-of-way and other rights-of-use and easement comprising any part of or otherwise relating to the Mineral Interests (the “Basic Mineral Documents”) are in full force and effect, having been maintained in accordance with the terms thereof, and FSC has no reason to believe that any Basic Mineral Document will be terminated prior to its expiration date.  All payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under the Basic Mineral Documents have been and are being made (timely, and before the same became delinquent) by FSC in all material respects (and, where the non-payment of same by a third party could materially adversely affect the ownership, operation, value or use of a Mineral Interest after the Closing Date, have been and are being made, to FSC’s knowledge, by such third parties).  For the purposes of the representations contained in this subparagraph (and without limitation of such representations), the non-payment of an amount, or non-performance of an obligation, where such non-payment or non-performance could result in the forfeiture or termination of rights of FSC under a Basic Mineral Document, shall be considered material.  FSC is not in default and has not received any notices of default with respect to FSC’s obligations (and FSC is not aware of any default by any third party acting on FSC’s behalf with respect to such third party’s obligations) under such leases, contracts, servitudes and other of the Basic Mineral Documents or otherwise attendant to the ownership or operation of any part of the Mineral Interests, where such default could materially adversely affect the ownership or operation of the Mineral Interests; and to FSC’s knowledge, each other party or obligor thereto has complied with all the material provisions of the Basic Mineral Documents and is not in default thereunder.  FSC is not currently accounting (and will not hereafter agree to account) for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to FSC than proceeds received by FSC (calculated at the well) from sale of production, and there are no situations where FSC is aware that a contingent liability may exist to account on a basis less favorable to FSC than the basis on which FSC is currently accounting.

(iii)

FSC has not abandoned any wells (or removed any material items of equipment, except those replaced by items of materially equal suitability) included in the Mineral Interests since the effective date of that certain reserve report (the “Reserve Report”) as of January 1, 2002, dated March 15, 2002, and based upon the sales prices for production specified in the Reserve Report as prepared by Ryder Scott Company, independent reserve engineers (the “Reserve Engineers”), relating to the oil reserves of FSC attributed to the Oil Lease.

(iv)

None of the Mineral Interests are or will become subject to any contractual or other arrangement (A) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (i.e., in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (B) whereby payments are made to FSC other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money.  Except for production sales contracts, processing agreements or transportation agreements (or other agreements relating to the marketing of substances produced from the Mineral Interests) included in the Contracts (A) none of the Mineral Interests are or will become subject to any contractual or other arrangement for the sale, processing or transportation of substances produced from the Mineral Interests (or otherwise related to the marketing of such substances) which cannot be cancelled on 120 days’ (or less) notice, and (B) all contractual or other arrangements for the sale, processing or transportation of substances produced from the Mineral Interests (or otherwise related to the marketing of such substances) are bona fide arm’s length transactions with third parties not affiliated with FSC.  FSC is presently receiving a price for all production from (or attributable to) each of the Mineral Interests covered by a production sales contract included in the Contracts as computed in accordance with the terms of such contract, and is not having deliveries of production from such properties curtailed substantially below such property’s delivery capacity.  Neither FSC, nor, to FSC’s knowledge, any of its predecessors in title, has received prepayments (including, but not limited to, payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from the Mineral Interests after the date hereof, and FSC hereby covenants not to enter into any such advance or prepayment arrangements whereby it accepts consideration for oil, gas or other hydrocarbons not yet produced prior to the Effective Date.  None of the Mineral Interests is or will become subject to any “take or pay” or other similar arrangement (A) which can be satisfied in whole or in part by the production or transportation of substances from other properties or (B) as a result of which production from the Mineral Interests may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties.  None of the properties comprising the Mineral Interests is subject at the present time to any regulatory refund obligation and, to the best of FSC’s knowledge, no facts exist which might cause the same to be imposed.

(v)

Except for the Claus Unit located on Platform FP, the equipment, inventory, improvements, fixtures, goods and other tangible personal property owned and/or operated by FSC in connection with its Mineral Interests are and, as of the Effective Date, will be in good repair and condition, and are and will be adequate for the normal operation of the Mineral Interests in accordance with prudent industry standards, except in each case for those exceptions which individually or in the aggregate have not had, and cannot be reasonably expected to have, a material adverse effect on the ownership, use or operation of the properties subject to this Agreement.

(vi)

The Mineral Interests (and properties unitized therewith) are being (and to the extent the same could adversely affect the ownership or operation of the Mineral Interests from the date hereof until the Effective Date, have in the past been), and hereafter will be at all times prior to the Effective Date, maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity in all material respects with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all oil, gas and/or other mineral leases and other material contracts and agreements forming a part of the Mineral Interests and in conformity with the Permitted Encumbrances; specifically in this connection, (A) none of the Mineral Interests is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and (B) none of the wells located on any lands covered by, or otherwise forming part of, the Mineral Interests (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, and will remain, bottomed under and producing from, with the well bores wholly within, the lands covered by the Mineral Interests (or in the case of wells located on properties unitized therewith, such unitized properties).  There are no wells being drilled, deepened, plugged back or reworked, and no other operations are being conducted for which consent is required under the applicable operating agreement (or which are other than normal operation of existing wells on the properties covered by the Mineral Interests); there are no proposals currently outstanding (whether made by FSC or, to FSC’s knowledge, by any other party) to drill, deepen, plug back, or rework wells, or to conduct any such other operations, or to abandon any wells (nor are there any such proposals which have been approved either by FSC or, to FSC’s knowledge, by any other party, with respect to which the operations covered thereby have not been commenced).  Except as set forth on Exhibit L, there are no dry holes, or shut in or otherwise inactive wells, included in the Mineral Interests or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned.  FSC has, and will obtain, or will cooperate with the Venture to obtain in the future, all governmental licenses and permits necessary to own and operate the Mineral Interests; FSC has not received notice of any violations or, to FSC’s knowledge, possible violations, with respect to any such licenses or permits.

(o)

Gas & Oil Reserves.  FSC has delivered to K1 USA a copy of the Reserve Report prepared by the Reserve Engineers.  The factual information underlying the estimates of the reserves of FSC, which was supplied by FSC to the reserve engineers for the purpose of preparing the Reserve Report, including, without limitation, production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts, costs of operations and development, and working interest and net revenue information relating to FSC’s ownership interests in properties, was true and correct in all material respects on the dates of such Reserve Report; the estimates of future capital expenditures and other future exploration and development costs supplied to the reserve engineers were prepared in good faith and with a reasonable basis; the information provided to the reserve engineers for purposes of preparing the Reserve Report was prepared in accordance with customary industry practices; each reserve engineer was, as of the date of the Reserve Report prepared by it, and is, as of the date hereof, an independent petroleum engineer with respect to FSC; and other than normal production of the reserves and intervening oil and gas price fluctuations, FSC is not as of the date hereof and as of the Effective Date (unless it so advises K1 USA in writing to the contrary prior to the Effective Date) will not be, aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of future net cash flows therefrom, as described in the Reserve Report.

(p)

Agent’s Fees.  FSC has not retained a finder or broker in connection with the transactions contemplated by this Agreement.

(q)

Knowledge.  Any reference to the knowledge of FSC or to FSC’s knowledge shall be deemed to the knowledge of all of the executive officers of MMR after due inquiry.

9.2.

Representations and Warranties of the Venture.  The Venture represents and warrants that:

(a)

it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)

it is duly qualified to conduct business and is in good standing in the State of Louisiana;

(c)

it has the power, authority and legal right to execute, deliver and perform this Agreement and all other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize its execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby;

(d)

subject to approval of the Boards of the Parties to the Venture, this Agreement and all other agreements contemplated hereby have been duly executed and delivered by the Venture, and this Agreement and all other agreements contemplated hereby constitute the legally valid and binding obligation of the Venture, enforceable against the Venture in accordance with its terms; and

(e)

subject to the approval of the Boards of the parties to the Venture, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby will not violate, conflict with or result in a default under or result in the creation of any liens or other encumbrances or require any authorization, consent, approval or other action pursuant to any provision of any existing law or regulation binding on the Venture, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Venture, or the charter documents of the Venture or any contract or other agreement, instrument or undertaking to which the Venture is a party or by which the Venture or any of its assets may be bound.

9.3.

Representations and Warranties of MMR.  MMR represents and warrants that:

(a)

it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)

it is duly qualified to conduct business and is in good standing in the State of Louisiana;

(c)

subject to Board approval, it has the power, authority and legal right to execute, deliver and perform this Agreement and all other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize its execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby;

(d)

subject to Board approval, this Agreement and all other agreements contemplated hereby have been duly executed and delivered by a duly authorized officer of MMR, and this Agreement and all other agreements contemplated hereby constitute the legally valid and binding obligation of MMR, enforceable against MMR in accordance with its terms;

(e)

subject to Board approval, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby will not violate, conflict with or result in a default under or result in the creation of any liens or other encumbrances or require any authorization, consent, approval or other action pursuant to any provision of any existing law or regulation binding on MMR, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on MMR, or the charter documents of MMR or any contract or other agreement, instrument or undertaking to which MMR is a party or by which MMR or any of their assets may be bound;

(f)

it has an authorized capitalization as set forth in its most recent report filed with the Securities and Exchange Commission under the  Securities Exchange Act of 1934, as amended (the “Exchange Act”); all of the issued shares of capital stock of MMR have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the description thereof contained in MMR's reports filed under the Exchange Act;

(g)

the shares of MMR common stock issuable upon exercise of the Warrants have been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Warrants, shall be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer set forth in the Warrant instruments, applicable federal and state securities laws, and liens or encumbrances created by or imposed by K1 USA, and will, based on the representations contained in the Warrant instruments, be issued in compliance with all applicable federal and state securities laws;

(h)

Since September 30, 2001, (i) MMR has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Exchange Act and the Securities Act, and the rules and regulations promulgated thereunder (the "MMR SEC Reports"), each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder, (ii) the MMR SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) except as disclosed in the MMR SEC Reports, there has been no material adverse change in the assets, liabilities, results of operations, financial condition, business or prospects of MMR and its subsidiaries, and there are no existing facts or circumstances known (defined in the same manner as FSC knowledge) to MMR that could be reasonably expected to cause such a material adverse change, other than with respect to changes in oil markets or to general domestic or international economic conditions, and there are no suits, arbitrations, actions, claims, complaints, grievances, investigations or proceedings pending or, to the knowledge of MMR, threatened against MMR that could be reasonably expected to have a material adverse effect on MMR or a material adverse effect on their ability to consummate the transactions contemplated hereby. MMR is currently S-3 eligible and shall use its best efforts to maintain S-3 eligibility;

(i)

Other than as set forth in the MMR SEC Reports, (i) there are no contracts relating to the issuance, sale or transfer of any equity or other security of MMR, (ii) there are no stock appreciation rights, options, warrants, conversion privileges or preemptive or other rights or agreements (the "Security Rights") outstanding to purchase or otherwise acquire or voting agreements applicable to any of MMR's capital stock; and

(j)

Neither this Agreement nor any of the contracts, exhibits, attachments, documents or certificates supplied to K1 USA by MMR with respect to the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

9.4.

Representations and Warranties of K1 USA.  K1 USA represents and warrants that:

(a)

it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the requisite authority to own, lease and operate its assets

(b)

it is duly qualified to conduct business and is in good standing in the State of its formation;

(c)

it has the power, authority and legal right to execute, deliver and perform this Agreement and all other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize its execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby;

(d)

subject to the Board approval of the shareholders of K1 USA, this Agreement and all other agreements contemplated hereby have been duly executed and delivered by a duly authorized officer of K1 USA, and this Agreement and all other agreements contemplated hereby constitute the legally valid and binding obligation of K1 USA, enforceable against K1 USA in accordance with its terms; and

(e)

subject to the Board approval of the shareholders of K1 USA, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby will not violate any provision of any existing law or regulation binding on K1 USA, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on K1 USA, or the charter documents of K1 USA or any contract or other agreement, instrument or undertaking to which K1 USA is a party or by which K1 USA or any of their assets may be bound;

X.  OBLIGATIONS FROM AND AFTER CLOSING

10.1.

Obligations Assumed Hereunder.  From and after Closing, the Parties hereto shall perform the obligations that they have assumed hereunder.

10.2.

Venture Indemnity.

(a)

Except as otherwise provided herein, from and after Closing the Venture assumes and agrees to indemnify, defend and hold harmless FSC, K1 USA, MMR, any affiliates of FSC, K1 USA or MMR, their affiliates and the stockholders, members, officers, directors, agents, employees, independent contractors and representatives of FSC, K1 USA, MMR and their affiliates (each a "Venture Indemnified Person" and collectively "Venture Indemnified Persons") from and against any and all liabilities, damages, obligations, claims, demands, losses, costs and expenses (including attorneys' fees and costs) resulting from or relating to (1) the Venture Obligations; and (2) any misrepresentation, breach of warranty or non-fulfillment of any obligation on the Venture's part under this Agreement or any exhibit hereto or document relating hereto or thereto; any of which are not caused or are existing due to or relating to FSC Obligations (collectively "Venture Losses").  The Venture acknowledges that Venture Losses that directly arise out of, result from, or are directly connected with the release of any hazardous substances or pollutants after the Effective Date (or after the Option Closing Date with respect to the Alternate Use Facilities) by the Venture or its affiliates with respect to any of the property or facilities acquired by the Venture hereunder are expressly within the scope of this indemnity, and that any related costs, expenses and legal liability for environmental investigations, monitoring, containment, abatement, removal, repair, clean-up, restoration, remedial work, penalties, fines directly arising from the violation of any local, state or federal law or regulation, disbursements, legal fees, including without limitation legal fees expended in defense of any claim or litigation, and other response costs, are expressly within the scope of this indemnity but exclude the negligent or intentional acts or omissions of Venture Indemnified Persons arising after the Effective Date.  The foregoing indemnity shall be without limitation in time or amount.

(b)

FSC, K1 USA and/or MMR, as the case may be, shall notify the Venture in writing of any actual or threatened claim, demand, action or proceeding (a "Venture Matter") for which indemnification may be sought hereunder within a reasonable time after FSC, K1 USA and/or MMR, as the case may be, has actual knowledge of the Venture Matter, but the failure to give such notice shall not limit or reduce the obligations of the Venture hereunder except to the extent that the Venture is prejudiced by the failure to give notice of the Venture Matter within a reasonable time.

(c)

Promptly after notified, the Venture will assume and conduct the defense of any Venture Matter with counsel of its choice reasonably acceptable to such Venture Indemnified Persons.  The Venture Indemnified Persons may retain separate co-counsel at its sole cost and expense (except that the Venture will be responsible for such costs and expenses if such Persons reasonably conclude in good faith that the counsel the Venture has selected has a conflict of interest).  If the Venture does not assume the defense of any Venture Matter promptly (or within the applicable time frame reasonably determined to be necessary by the Venture Indemnified Persons, then such Persons may assume the defense at the cost and expense of the Venture.

(d)

The Venture may not consent to the entry of any judgment or enter into a settlement of a Venture Matter without the written consent of the applicable Venture Indemnified Persons (not to be withheld or delayed unreasonably).  The Venture will not enter into a judgment or settle any Venture Matter for which indemnification has been sought hereunder without an unconditional release of the applicable Venture Indemnified Persons in connection with such settlement unless such Venture Indemnified Persons consent).

(e)

In case any portion of this indemnification provision is determined to be invalid, illegal or unenforceable, the invalid, illegal or unenforceable portion shall only be rendered invalid and unenforceable to the extent necessary to make the remaining portion valid, legal and enforceable.  In case any portion of this indemnification provision is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

(f)

All Parties shall cooperate in providing documentation or other information with respect to any Venture Matter.

10.3.

FSC Indemnity.

(a)

Except as otherwise provided herein, from and after Closing FSC and MMR release and assume and agree to indemnify, defend and hold harmless the Venture, K1 USA, their affiliates and the stockholders, members, officers, directors, agents, employees, independent contractors and representatives of the Venture, K1 USA and their affiliates (each a "FSC Indemnified Person" and collectively "FSC Indemnified Persons") from and against any and all liabilities, damages, obligations, claims, demands, losses, costs and expenses (including attorneys' fees and costs) resulting from or relating to (1) the FSC Obligations; and (2) any misrepresentation, breach of warranty or non-fulfillment of any obligation on FSC's or MMR's part under this Agreement or any exhibit hereto or document relating hereto or thereto (collectively "FSC Losses").  FSC acknowledges that FSC Losses that directly arise out of, result from, or are directly connected with the release of any hazardous substances or pollutants prior to the Effective Date (or prior to the date the Option is exercised with respect to the Alternative Use Facilities) by FSC or its affiliates with respect to any of the property or facilities acquired by the Venture hereunder are expressly within the scope of this indemnity, and that any related costs, expenses and legal liability for environmental investigations, monitoring, containment, abatement, removal, repair, clean-up, restoration, remedial work, penalties, fines directly arising from the violation of any local, state or federal law or regulation, disbursements, legal fees, including without limitation legal fees expended in defense of any claim or litigation, and other response costs, are expressly within the scope of this indemnity.  The foregoing indemnity shall be without limitation in time or amount.

(b)

The Venture and/or K1 USA, as the case may be, shall notify FSC and MMR in writing of any actual or threatened claim, demand, action or proceeding ("FSC Matter") for which indemnification may be sought hereunder within a reasonable time after the Venture and/or K1 USA has actual knowledge of the FSC Matter, but the failure to give such notice shall not limit or reduce the obligations of FSC or MMR hereunder except to the extent that FSC or MMR is prejudiced by the failure to give notice of the FSC Matter within a reasonable time.

(c)

Promptly after notified, FSC or MMR will assume and conduct the defense of any FSC Matter with counsel of its choice, reasonably acceptable to such FSC Indemnified Persons.  The FSC Indemnified Persons may retain separate co-counsel at its sole cost and expense (except that FSC or MMR will be responsible for such costs and expenses if such Persons reasonably conclude in good faith that the counsel FSC or MMR has selected has a conflict of interest).  If FSC or MMR does not assume the defense of any FSC Matter promptly (or within the applicable time frame reasonably determined to be necessary by the FSC Indemnified Persons), then such Persons may assume the defense at the cost and expense of FSC and MMR.

(d)

FSC or MMR may not consent to the entry of any judgment or enter into a settlement of an FSC Matter without the written consent of the applicable FSC Indemnified Persons (not to be withheld or delayed unreasonably).  FSC or MMR will not enter into a judgment or settle any FSC Matter for which indemnification has been sought hereunder without an unconditional release of the applicable FSC Indemnified Persons in connection with such settlement unless such FSC Indemnified Persons consent.

(e)

In case any portion of this indemnification provision is determined to be invalid, illegal or unenforceable, the invalid, illegal or unenforceable portion shall only be rendered invalid and unenforceable to the extent necessary to make the remaining portion valid, legal and enforceable.  In case any portion of this indemnification provision is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

(f)

All Parties shall cooperate in providing documentation or other information with respect to any FSC Matter.

XI.  MMR AS CO-OBLIGOR WITH FSC

11.1.

MMR as Co-Obligor.  By execution of this Agreement, MMR affirms all of its express obligations hereunder and, further, agrees to make itself a co-obligor with FSC for all undertakings and obligations of FSC hereunder and under any and all related agreements, including those described in Section 8.3. The obligations of MMR and FSC shall be joint and several and K1 USA shall be permitted to seek recourse against MMR for any obligations of FSC, without first being required to proceed against FSC. Should K1 USA make demand on MMR for FSC's obligations, MMR shall have the same rights as FSC would have hereunder.

XII.  DISPUTES; VENUE

12.1.

Disputes; Venue.  The Parties agree to submit any disputes arising under this Agreement or any other agreement described hereunder in the Chancery Court of the State of Delaware.  The Parties further agree that the Chancery Court of the State of Delaware shall have exclusive jurisdiction and venue in any such matters and waives any claims or objections that they may have that the venue is inconvenient.  In any action between the Parties hereto arising out of or in connection with this Agreement, the prevailing Party in such action shall be awarded, in addition to any damages, injunctions or other relief, such Party's costs and expenses, not limited to taxable costs, and a reasonable attorneys' fee.

XIII.  MISCELLANEOUS

13.1.

Notice.  All notices required or contemplated by this Agreement shall be in writing and shall be deemed received:

(a)

when delivered in person; or

(b)

if sent by telecopier, first class mail, overnight mail or other electronic means providing reasonable proof of receipt, the first business day (at the place where received) following the day on which received, when addressed to FSC, as follows:

Freeport McMoRan Sulphur LLC

1615 Poydras Street

New Orleans, LA 70112

Attention:  General Counsel

Facsimile: (504) 585-3513

w/copy to:

Jones, Walker

201 St. Charles Avenue

50th Floor

New Orleans, LA  70170

Attention:  William H. Hines

Facsimile:  (504) 582-8583

addressed to MMR as follows:

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, LA 70112

Attention:  General Counsel

Facsimile: (504) 585-3513

w/copy to:

Jones, Walker

201 St. Charles Avenue

50th Floor

New Orleans, LA  70170

Attention:  William H. Hines

Facsimile:  (504) 582-8583

addressed to K1 USA as follows:

K1 USA Energy Production Corporation

c/o K-1 USA Ventures, Inc.

2601 South Bayshore Drive, Suite 1775

Coconut Grove, Fl 33133

Attention Jeff Safchik

Facsimile:  (305) 858-2334

with a copy to:

Sherry A Stanley

Greenstreet Partners

Director of Investments and Legal Affairs

2601 South Bayshore Drive

Coconut Grove, FL 33133

Facsimile: (305) 858-2334

and addressed to the Venture as follows:

K-Mc Venture I LLC

1615 Poydras Street

New Orleans, LA  70112

Attention:  Kathleen Quirk

Facsimile:  504-582-4511

with a copy to:

Sherry A Stanley

Greenstreet Partners

Director of Investments and Legal Affairs

2601 South Bayshore Drive

Coconut Grove, FL 33133

Facsimile: (305) 858-2334

Each Party may change the address to which notices shall be sent from time to time by giving the other Party notice of change in accordance with this Section.  For purposes hereof, a "business day" shall be a day other than Saturday or Sunday and any day which is a legal holiday under the laws of the State of Louisiana.

13.2.

Entire Agreement.  This Agreement and its accompanying schedules and exhibits contain the entire agreement of the Parties related to the subject matter hereof, and supercede all other agreements and understandings with respect to the subject matter of this Agreement and its accompanying schedules and exhibits.  No promise, inducement or agreement, express or implied, not expressed in this Agreement and its accompanying schedules and exhibits has been made or given or relied upon by any Party as consideration for this Agreement and its accompanying schedules and exhibits.  There are no conditions, agreements, representations, warranties or understandings, express or implied, except as set forth in this Agreement and its accompanying schedules and exhibits.

13.3.

Governing Law.  This Agreement is governed by the internal laws of the State of Delaware and of the United States, except where the application of Louisiana law is mandated.

13.4.

Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and no Party hereto may assign its rights or obligations hereunder without the prior written consent of the other Parties; provided, however, that such consent is not required for an assignment to an affiliate.  Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the Parties hereto any rights or remedies under or by reason of this Agreement.

13.5.

No Waiver.  No failure by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver thereof preclude any other or further exercise thereof or the exercise of any other, right, power or privilege hereunder.

13.6.

Interest.  Any amount payable hereunder that is not paid when due shall bear interest from the date payable until paid, rate equal to four hundred basis points over LIBOR, compounded quarterly.  For purposes of this Agreement, "LIBOR" means the offered rate for US Dollar deposits for a three month period that appears on the LIBO page on the Reuters Screen (or any page that can reasonably be considered a replacement page) at approximately 11:00 a.m. London time, on the date for determining the rate of interest.

13.7.

Severability.  The invalidity or unenforceability of any provision of this Agreement and its accompanying schedules and exhibits shall not affect the validity or enforceability of any other provision of this Agreement and its accompanying schedules and exhibits, which shall remain in full force and effect.

13.8.

Further Cooperation.  After the Closing, each Party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by any other Party in order to carry out the purposes and intent of this Agreement.

13.9.

Books and Records.  FSC shall deliver to the Venture at Closing or within ten (10) business days thereafter, records relating to the Oil Lease and Oil Facilities, including any geological or engineering files, and the rights-of-way and contracts conveyed and assumed pursuant to this Agreement, and if the Option is exercised, the records relating to the Alternate Use Facilities and the Sulphur Lease, if exercised.  The Venture shall have the right to audit such books and records with respect to any costs for which FSC seeks reimbursement.

13.10.

Publicity.  The Parties shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, no Party shall issue any such press release or other publicity without the prior consent of the other Parties, which shall not be unreasonably withheld.

13.11.

Surviving Provisions.  The terms and provisions of this Agreement shall survive the Closing.

13.12.

Costs of Transaction.  Each Party shall pay its respective costs in connection with this transaction

13.13.

Set-Off.  Subject to the exclusion in the last sentence of this paragraph, the Parties may, at their election, set off any amounts due or for which they are responsible to the Venture or the other Parties hereto pursuant to this Master Agreement or any other agreement or document delivered in connection with the transactions contemplated herewith against any amounts due or for which the other Parties hereto are responsible to such Parties pursuant to said documents.  The exercise in good faith of such right of set-off by the Parties hereto, whether or not ultimately determined to be justified, will not constitute a default by such Parties under this Master Agreement or any other agreement or document delivered in connection herewith.  In the event the Parties elect to offset pursuant to this Section and such amount is insufficient to satisfy all claims for damages made hereunder, then such Parties may take any action or exercise any remedy available to them by appropriate legal proceedings to collect all such amounts to satisfy all such claims.  Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit any of such Parties in any manner in the enforcement of any other remedies that may be available to them.  This right of set-off shall not apply to the $13 million due from the Venture to FSC pursuant to Section 4.1(b).

FREEPORT-McMoRan SULPHUR LLC

By: McMoRan Exploration Co., its sole Member

By: /s/ James R. Moffett. Co-Chairman

K1 USA ENERGY PRODUCTION CORPORATION

By: /s/ Jeffrey A. Safchick, Chief Operating Officer

K-Mc VENTURE I LLC

By: Freeport-McMoRan Sulphur LLC

By: /s/ David C. Landry, Vice President

By: K1 USA Energy Production Corporation

By: /s/ Jeffrey A. Safchik, Chief Operating Officer

Its Members

McMoRan EXPLORATION CO.

By: /s/ James R. Moffett, Co-Chairman